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                                                                       Exhibit 1



                          IRREVOCABLE TRUST AGREEMENT


     THIS AGREEMENT is made this 15th day of December 1995, between John Macdonald of Tampa, Florida, as Grantor and Maxwell Stolzberg of New York, referred to herein as Trustee.

                                  WITNESSETH:

     Grantor desires to create an Irrevocable Trust for his own benefit for the term set forth herein. Grantor hereby transfers to Trustee the property listed on the attached Schedule A. That property and all investments and reinvestments thereof and additions thereto are herein collectively referred to as the "Trust Estate" and shall be held for the exclusive benefit of John Macdonald as beneficiary (hereinafter referred to as "Beneficiary"), upon the following trust:

                                   ARTICLE I

                                      TERM

     A. Income and Principal. Trustee shall distribute such amounts from the net income and such amounts from the net income and such amounts from the principal of the trust to Beneficiary as Trustee deems desirable for the Beneficiary's general welfare, health, support, maintenance and education. The Beneficiary shall not have a current right to income, and acknowledges that distributions of income and principal are within the discretion of the Trustee.
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     B. Termination. Forty-five (45) days after the creation of this trust, the trust shall terminate and Trustee shall distribute the then remaining balance of principal and any accrued income thereon to the Beneficiary; provided, however, that unless the Beneficiary shall otherwise provide written notice to the Trustee at least thirty (30) days prior to the end of the aforementioned term and any extensions thereof, this Trust shall continue for additional terms of forty-five (45) days but in all other respects on the same terms and conditions as are set forth herein.

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     B. Powers. Trustee shall hold, manage, care for and protect the Trust
Estate and shall have the following powers and except to the extent inconsistent herewith, those now or thereafter conferred by law:

     1. To retain any property originally constituting the trust or subsequently added thereto, although not of a type, quality, or diversification considered property for trust investment;

     2. To invest and reinvest in any and all kinds of securities, domestic or foreign, including common and preferred stocks, bonds, debentures, notes, commodity contracts, mortgages and options on property; and money market funds, commercial paper, repurchase agreements, United States Treasury obligations, certificates of deposit, savings accounts, checking accounts and any other cash investment medium; and investment trusts and in common trust funds; and any real property; and any personal or mixed property; and any business, mining or farming operation or other venture; or in any other interest or investment medium, including the purchase of insurance on the life of any individual including Grantor, even if such investment would not be of a character authorized by applicable law but for this provision, all without diversification as to kind or amount, without being restricted in any way by an statute or court decision (now or hereafter existing) regulating or limiting investments by fiduciaries;

     3. To cause any securities or other property, real or personal, belonging to the trust to be held or registered in Trustee's name or in the name of a nominee or in such other form as Trustee deems best without disclosing the trust relationship;

     4. To vote in person or by general or limited proxy, or refrain from voting, any corporate securities for any purpose; to exercise or sell any subscription or conversion rights; to consent to and join in or oppose any voting trusts, reorganizations, consolidations, mergers, foreclosures and liquidations and in connection therewith to deposit securities and accept and hold other securities or property received therefor;

     5. To lease trust property for any period of time though commencing in the future or extending beyond the term of the trust;

     6. To borrow money from any lender, including a Trustee hereunder individually, extend or renew any existing indebtedness and mortgage or pledge any property in trust;

     7. To sell at public or private sale, contract to sell, convey, exchange, transfer and otherwise deal with the trust property and any reinvestments thereof from time to time for such price and upon such terms as Trustee deems proper;

     8. To employ agents, attorneys and proxies and to delegate to them such powers as Trustee considers desirable and to pay reasonable compensation for their services;





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     9. To compromise, contest, prosecute or abandon claims in favor of or against the trust, and to agree to any revision or modification of any contract or agreement;

     10. To distribute income and principal in cash or in kind, or partly in each, and to allocate or distribute undivided interests or different assets or disproportionate interests in assets, and to value the trust property and to sell any part or all thereof in order to make allocation or distribution. No adjustment shall be made to compensate for a disproportionate allocation of unrealized gain for Federal income tax purposes. No action taken by Trustee pursuant to this paragraph shall be subject to question by any beneficiary;

     11. To deal with, purchase assets from, or make loans to, the fiduciary of Grantor's estate, any trust made by Grantor or Grantor's spouse, through a Trustee hereunder is such fiduciary, and to retain any property so purchased;

     12. To deposit funds in another department of any corporate trustee hereunder or in a bank that is affiliated with any such corporate trustee;

     13. To maintain reasonable reserves out of income (when sufficient principal cash is not available) for depreciation, depletion, mortgage amortization, obsolescence, taxes and special assessments, repair and alternation of any real property and improvements which are assets of the trust;

     14. At any time when there is more than one Trustee, to, by a written instrument delivered to the other Trustee or Trustees, delegate to such other Trustee(s) any or all his or her powers. The statement of any Trustee as to whether any other Trustee is acting or has delegated to such Trustee any or all of his or her powers shall fully protect all persons dealing with the trust; and

     15. To perform other acts necessary or appropriate for the proper administration of the trust, execute and deliver necessary instruments and give full receipts and discharges.

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